FOR IMMEDIATE RELEASE

CatchMark Announces Full-Year and Fourth Quarter 2017 Results, Declares First Quarter 2018 Dividend

ATLANTA — February 15, 2018 — CatchMark Timber Trust, Inc. (NYSE: CTT) reported increases in key year-over-year performance results for full-year 2017 while achieving enhanced productivity on existing timberlands, acquiring new high-quality timberlands with average stocking well-above industry averages, and increasing borrowing capacity for future institutional joint venture acquisitions.

CatchMark today also declared a cash dividend of $0.135 per share for its common stockholders of record on February 28, 2018, payable on March 16, 2018.

Full-year 2017 performance highlights announced today include:

•	Increased total revenues by 12% to $91.3 million, compared to $81.9 million for full-year 2016.

•	Incurred a net loss of $13.5 million in accordance with GAAP, compared to $11.1 million for full-year 2016.

•	Increased Adjusted EBITDA by 14% to $42.0 million, compared to $36.8 million for full-year 2016.

•	Increased total harvest volumes by 6%.

•	Increased timber sales revenue by 10%.

•	Generated $1.1 million of income from the unconsolidated Dawsonville Bluffs joint venture with the Missouri Department of Transportation & Patrol Retirement System (MPERS).

•	Paid dividends totaling $0.54 per share.

During full-year 2017, CatchMark acquired interests in 30,600 acres of prime timberlands for $62 million, exclusive of closing costs, with an average stocking of 66 tons per acre compared to 35 to 40 tons per acre for South-wide regional averages. The three transactions included CatchMark’s first institutional joint venture acquisition with MPERS. CatchMark also sold 7,700 acres of timberlands for $14.8 million during the year, meeting its targets. Total holdings increased to more than 520,800 acres, as of December 31, 2017.

As of December 31, 2017, the company also had increased its borrowing capacity through expanded and revised credit facilities to $638 million compared to $500 million at December 31, 2016. As a result, CatchMark doubled its capacity to undertake future joint venture acquisitions, improved the weighted-average life of debt from five years to nearly nine years, lowered interest rate spreads, and reduced borrowing costs.

Jerry Barag, CatchMark's President and CEO, said: "Results for 2017 met the high-end of company guidance and achieved the objectives and goals of our long-term strategic plan, which is driving growth through both acquisitions and existing operations. Key to this success was achieving significant operational gains from increased productivity on new and existing timberlands, including increases in delivered sales. We continue to emphasize sound environmental stewardship in meeting exacting sustainability goals and ensuring long-term production for realizing attractive growth in revenues and Adjusted EBITDA. In integrating our first institutional joint venture, 12-month operational targets were met within the first eight months of ownership. Our acquisitions remain grounded in disciplined underwriting to secure premium quality properties in stocking and silviculture attributes, a hallmark of our ongoing commitment to stockholders to build the highest quality investment portfolio in our industry.”

Under CatchMark's $30 million share repurchase program announced in August 2015, approximately $1 million of shares were repurchased during the year at an average price of $10.60. No shares were repurchased during fourth quarter 2017. As of December 31, 2017, CatchMark may repurchase up to an additional $19.8 million under the program.

For fourth quarter 2017, CatchMark also registered strong gains, driven by higher harvest volumes. Fourth quarter operating highlights included:

•	Increased revenues by 11% to $22.7 million, compared to $20.4 million in fourth quarter 2016.

•	Incurred a net loss of $5.0 million in accordance with GAAP, compared to $4.9 million in the fourth quarter 2016.

•	Increased Adjusted EBITDA by 37% to $9.9 million, compared to $7.2 million in the fourth quarter 2016.

•	Increased total harvest volumes by 10%.

•	Increased timber sales revenue by 18%.

•	Acquired 19,564 acres of timberland for $51.6 million, excluding closing costs.

•	Completed timberland sales of 626 acres for $1.0 million.

•	Generated $1.3 million of income from the unconsolidated Dawsonville Bluffs joint venture.

•	Paid a dividend of $0.135 per share to stockholders of record on December 15, 2017.

Results for Fourth Quarter and Full Year 2017
For the quarter ended December 31, 2017, revenues increased to $22.7 million compared to $20.4 million for the quarter ended December 31, 2016, resulting from a $3.1 million increase in timber sales revenue, offset by $0.8 million decrease in timberland sales. Timber sales revenue increased by $3.1 million driven by delivered sales volume growth under our ongoing delivered wood strategy. Total timberland sales revenue decreased by $0.8 million due to approximately 400 fewer acres sold in fourth quarter 2017 compared to fourth quarter 2016.

CatchMark incurred a net loss of $5.0 million for the quarter ended December 31, 2017 compared to $4.9 million for the quarter ended December 31, 2016, including $1.3 million in income from the unconsolidated MPERS joint venture, a $0.7 million increase in net timber sales and a $0.5 million decrease in other operating expenses, offset by a $1.5 million increase in general and administrative expenses and a $0.9 million increase in interest expense. General and administrative expenses increased primarily due to corporate initiative costs of $1.3 million.

	Three Months Ended December 31, 2016	Changes attributable to:		Three Months Ended December 31, 2017
(in thousands)		Price/Mix	Volume
Timber sales (1)
Pulpwood	$9,260	$353	$2,020	$11,633
Sawtimber (2)	8,102	22	668	8,792
	$17,362	$375	$2,688	$20,425

(1)	Timber sales are presented on a gross basis.

(2)	Includes chip-n-saw and sawtimber.

Revenues increased to $91.3 million for the year ended December 31, 2017 from $81.9 million for the year ended December 31, 2016 due to an increase in timber sales revenue of $6.3 million, an increase in timberland sales revenue of $2.3 million, and an increase in other revenues of $0.9 million. Gross timber sales revenue increased by 10%, primarily from a 6% increase in harvest volume and an increase in delivered sales as a percentage of total volume - 74% of 2017 harvest volume derived from delivered sales as compared to 64% in 2016. Gross timber sales revenue from delivered sales includes logging and hauling costs that customers pay for deliveries.

Net loss increased to $13.5 million for the year ended December 31, 2017 from $11.1 million for the year ended December 31, 2016 due to a $4.5 million increase in interest expense, offset by $1.1 million in income from the MPERS joint venture and a $0.8 million improvement in operating loss.

	For the Year Ended December 31, 2016	Changes attributable to:		For the Year Ended December 31, 2017
(in thousands)		Price/Mix	Volume
Timber sales (1)
Pulpwood	$34,969	$(773)	$3,236	$37,432
Sawtimber (2)	30,066	1,330	2,525	33,921
	$65,035	$557	$5,761	$71,353

(1)	Timber sales are presented on a gross basis.

(2)	Includes chip-n-saw and sawtimber.

Adjusted EBITDA
The discussion below is intended to enhance the reader's understanding of our operating performance and our ability to satisfy lender requirements. Earnings before Interest, Taxes, Depletion, and Amortization

(“EBITDA”) is a non-GAAP measure of operating performance. EBITDA is defined by the SEC; however, we have excluded certain other expenses which we believe are not indicative of the ongoing operating results of our timberland portfolio, and we refer to this measure as “Adjusted EBITDA.” As such, our Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies and should not be viewed as an alternative to net income as a measurement of our operating performance. Due to the significant amount of timber assets subject to depletion and the significant amount of financing subject to interest and amortization expense, management considers Adjusted EBITDA to be an important measure of our financial condition and performance. Our credit agreement contains a minimum debt service coverage ratio based, in part, on Adjusted EBITDA since this measure is representative of adjusted income available for interest payments.

For the quarter ended December 31, 2017, Adjusted EBITDA was $9.9 million, a $2.7 million increase from the quarter ended December 31, 2016, primarily due to $2.0 million generated by the unconsolidated MPERS joint venture and a $1.1 million increase in net timber sales, offset by a $0.7 million decrease in timberland sales.

Our reconciliation of net loss to Adjusted EBITDA for the quarters ended December 31, 2017, 2016, and 2015 follows:

(in thousands)	Q4 2017	Q4 2016	Q4 2015
Net loss	$(5,022)	$(4,941)	$(3,296)
Add:
Depletion	8,524	8,061	7,783
Basis of timberland sold, lease terminations and other (1)	465	1,498	1,133
Amortization (2)	309	296	187
Depletion, amortization, and basis of timberland and mitigation credits sold included in loss from unconsolidated joint venture (3)	737	—	—
Stock-based compensation expense	761	404	247
Interest expense (2)	2,827	1,885	882
Other (4)	1,290	—	54
Adjusted EBITDA	$9,891	$7,203	$6,990

(1)	Includes non-cash basis of timber and timberland assets written-off related to timberland sold, terminations of timberland leases and casualty losses.

(2)
For the purpose of the above reconciliation, amortization includes amortization of deferred financing costs, amortization of intangible lease assets, and amortization of mainline road costs, which are included in either interest expense, land rent expense, or other operating expenses in the accompanying consolidated statements of operations.

(3)	Reflects our share of depletion, amortization, and basis of timberland and mitigation credits sold of the unconsolidated joint venture.

(4)
Includes certain cash expenses that management believes do not directly reflect the core business operations of our timberland portfolio on an on-going basis, including costs required to be expensed by GAAP related to acquisitions, transactions, joint ventures or new business initiatives.

For the year ended December 31, 2017, Adjusted EBITDA was $42.0 million, a $5.2 million increase from the year ended December 31, 2016, primarily due to a $2.4 million increase in revenue from timberland sales, $2.0 million generated by the unconsolidated MPERS joint venture and a $1.1 million increase in net timber sales.

Our reconciliation of net loss to Adjusted EBITDA for the years ended December 31, 2017, 2016, and 2015 follows:

(in thousands)	2017	2016	2015
Net loss	$(13,510)	$(11,070)	$(8,387)
Add:
Depletion	29,035	28,897	27,091
Basis of timberland sold, lease terminations and other (1)	10,112	10,089	8,886
Amortization (2)	1,270	1,093	765
Depletion, amortization, and basis of timberland and mitigation credits sold included in loss from unconsolidated joint venture (3)	865	—	—
Stock-based compensation expense	2,786	1,724	889
Interest expense (2)	10,093	5,753	2,924
Other (4)	1,319	322	111
Adjusted EBITDA	$41,970	$36,808	$32,279

(1)	Includes non-cash basis of timber and timberland assets written-off related to timberland sold, terminations of timberland leases and casualty losses.

(2)
For the purpose of the above reconciliation, amortization includes amortization of deferred financing costs, amortization of intangible lease assets, and amortization of mainline road costs, which are included in either interest expense, land rent expense, or other operating expenses in the accompanying consolidated statements of operations.

(3)	Reflects our share of depletion, amortization, and basis of timberland and mitigation credits sold of the unconsolidated joint venture.

(4)
Includes certain cash expenses that management believes do not directly reflect the core business operations of our timberland portfolio on an on-going basis, including costs required to be expensed by GAAP related to acquisitions, transactions, joint ventures or new business initiatives.

2018 Outlook and Guidance
For full-year 2018, CatchMark projects a GAAP net loss of between $12 million and $15 million. The company anticipates its Adjusted EBITDA to register between $42 million and $48 million, including $5 million to $7 million of Adjusted EBITDA generated by the unconsolidated Dawsonville Bluffs joint venture and add-backs of $26 million to $29 million of depletion expense, $10.5 million to $12 million of land sale book basis, $3.8 million of stock-based compensation expense, $12 million of interest expense and $3.5 million to $4 million of such items related to the Dawsonville Bluffs joint venture. Harvest volumes are forecast between 2.0 million and 2.3 million tons with approximately a 40% to 50% harvest mix component from sawlogs.

Barag said: “Our outlook does not include potential contributions from future acquisitions and joint ventures which we are pursuing as part of our ongoing growth strategy. Year-over-year harvest volumes are expected to be down slightly as we tactically defer some harvests to maximize returns for our stockholders, waiting for more favorable market conditions anticipated in 2019 and 2020. Mill market capital improvements for expansions in our regions, announced last year, should provide significant favorable market impacts to achieve greater value for our products in coming years when we anticipate taking advantage of increased demand, especially for recovering softwood timber. In the meantime, our booked quarterly demand levels are encouraging for 2018 and we anticipate a slightly upward trend in price appreciation during the year. Dawsonville joint venture contributions will help offset lower harvest volumes and targeted land sales for 2018 of $16 million to $18 million remain consistent with our past targets of one to two percent of fee timberlands.”

Conference Call/Webcast
The company will host a conference call and live webcast at 10 a.m. ET on Friday, February 16, 2018 to discuss these results. Investors may listen to the conference call by dialing 1-888-347-1165 for U.S/Canada and 1-412-902-4276 for international callers. Participants should ask to be joined into the CatchMark call. Access to the live webcast will be available at www.catchmark.com. A replay of this webcast will be archived on the company's website shortly after the call.

About CatchMark
CatchMark Timber Trust, Inc. (NYSE: CTT) is a self-administered and self-managed, publicly-traded REIT that strives to deliver superior risk-adjusted returns for all stakeholders through disciplined acquisitions, sustainable harvests and well-timed sales. Headquartered in Atlanta and focused exclusively on timberland ownership, CatchMark began operations in 2007 and owns interests in approximately 520,800 acres* of timberlands located in Alabama, Florida, Georgia, Louisiana, North Carolina, South Carolina, Tennessee

and Texas. For more information, visit www.catchmark.com. From time to time, CatchMark releases important information via postings on its corporate website. Accordingly, investors and other interested parties are encouraged to enroll to receive automatic email alerts regarding new postings. Enrollment information is found in the “Investors Relations” section of www.catchmark.com.
*As of December 31, 2017.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "estimate," "believe," "continue," or other similar words. However, the absence of these or similar words or expressions does not mean that a statement is not forward-looking. Forward-looking statements are not guarantees of performance and are based on certain assumptions, discuss future expectations, describe plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. Such statements include that given the flat pricing outlook, we believe that we are well positioned and will continue to concentrate on disciplined execution of our operating plan while strategically expanding our timberlands holdings and capital relationships; we believe that we are on target for executing our business plan, that we remain focused on providing a superior and sustainable rate of return to stockholders; and that we believe that our new growth opportunities, operational execution, and capital allocation strategy are building long-term value. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those contemplated by our forward-looking statements including, but not limited to: (i) we may not generate the harvest volumes from our timberlands that we currently anticipate; (ii) the demand for our timber may not increase at the rate we currently anticipate or at all due to changes in general economic and business conditions in the geographic regions where our timberlands are located; (iii) the cyclical nature of the real estate market generally, including fluctuations in demand and valuations, may adversely impact our ability to generate income and cash flow from sales of higher-and-better use properties; (iv) timber prices may not increase at the rate we currently anticipate or could decline, which would negatively impact our revenues; (v) the supply of timberlands available for acquisition that meet our investment criteria may be less than we currently anticipate; (vi) we may be unsuccessful in winning bids for timberland that are sold through an auction process; (vii) we may not be able to access external sources of capital at attractive rates or at all; (viii) potential increases in interest rates could have a negative impact on our business; (ix) our share repurchase program may not be successful in improving stockholder value over the long-term; (x) our joint venture strategy may not enable us to access non-dilutive capital and enhance our ability to make acquisitions; and (xi) the factors described in Item 1A. Risk Factors of our Annual Report on Form 10-K for

the fiscal year ended December 31, 2016, our quarterly report on Form 10-Q for the quarter ended June 30, 2017, and our other filings with Securities and Exchange Commission. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We undertake no obligation to update our forward-looking statements, except as required by law.
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Contacts
Investors:                            Media:
Brian Davis                            Mary Beth Ryan, Miller Ryan LLC
(855) 858-9794                        (203) 268-0158
info@catchmark.com                        marybeth@millerryanllc.com

CATCHMARK TIMBER TRUST, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except for per-share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Revenues:
Timber sales	$20,425	$17,362	$71,353	$65,035
Timberland sales	1,023	1,807	14,768	12,515
Other revenues	1,274	1,229	5,174	4,305
	22,722	20,398	91,295	81,855

Contract logging and hauling costs	9,251	7,316	31,108	25,918
Depletion	8,524	8,061	29,035	28,897
Cost of timberland sales	717	1,280	10,423	10,405
Forestry management expenses	1,884	1,852	6,758	6,092
General and administrative expenses	4,183	2,725	11,660	9,309
Land rent expense	169	170	621	625
Other operating expenses	1,276	1,805	5,264	5,017
	26,004	23,209	94,869	86,263
Operating loss	(3,282)	(2,811)	(3,574)	(4,408)

Other income (expense):
Interest income	39	9	113	44
Interest expense	(3,086)	(2,139)	(11,187)	(6,706)
	(3,047)	(2,130)	(11,074)	(6,662)

Net loss before unconsolidated joint venture	(6,329)	(4,941)	(14,648)	(11,070)
Income from unconsolidated joint venture	1,307	—	1,138	—
Net loss	$(5,022)	$(4,941)	$(13,510)	$(11,070)

Weighted-average shares outstanding - basic and diluted	42,574	38,810	39,751	38,830

Net loss per-share - basic and diluted	$(0.12)	$(0.13)	$(0.34)	$(0.29)

CATCHMARK TIMBER TRUST, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except for per-share amounts)

	December 31, 2017 (Unaudited)	December 31, 2016
Assets:
Cash and cash equivalents	$7,805	$9,108
Accounts receivable	4,575	3,882
Prepaid expenses and other assets	5,436	4,815
Deferred financing costs	403	313
Timber assets:
Timber and timberlands, net	710,246	691,687
Intangible lease assets, less accumulated amortization of $941 and $938 as of December 31, 2017 and 2016, respectively	16	19
Investment in unconsolidated joint venture	11,677	—
Total assets	$740,158	$709,824

Liabilities:
Accounts payable and accrued expenses	$4,721	$4,393
Other liabilities	2,969	3,610
Note payable and line of credit, less net deferred financing costs	330,088	320,751
Total liabilities	337,778	328,754

Commitments and Contingencies	—	—

Stockholders’ Equity:
Class A common stock, $0.01 par value; 900,000 shares authorized; 43,425 and 38,797 shares issued and outstanding as of December 31, 2017 and 2016, respectively	434	388
Additional paid-in capital	661,222	605,728
Accumulated deficit and distributions	(261,652)	(226,793)
Accumulated other comprehensive income	2,376	1,747
Total stockholders’ equity	402,380	381,070
Total liabilities and stockholders’ equity	$740,158	$709,824

CATCHMARK TIMBER TRUST, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Cash Flows from Operating Activities:
Net loss	$(5,022)	$(4,941)	$(13,510)	$(11,070)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depletion	8,524	8,061	29,035	28,897
Basis of timberland sold, lease termination, and other	465	1,498	10,112	10,089
Stock-based compensation expense	761	404	2,786	1,724
Noncash interest expense	260	255	1,094	954
Other amortization	49	42	176	139
Income from unconsolidated joint venture	(1,307)	—	(1,138)	—
Changes in assets and liabilities:
Accounts receivable	(203)	35	(1,208)	(1,201)
Prepaid expenses and other assets	691	(285)	160	(224)
Accounts payable and accrued expenses	(1,353)	(477)	279	1,141
Other liabilities	(1,176)	(990)	(367)	400
Net cash provided by operating activities	1,689	3,602	27,419	30,849

Cash Flows from Investing Activities:
Timberland acquisitions	(49,538)	(28,282)	(52,260)	(141,570)
Capital expenditures (excluding timberland acquisitions)	(1,963)	(888)	(5,617)	(3,195)
Investment in unconsolidated joint venture	—	—	(10,539)	—
Net cash used in investing activities	(51,501)	(29,170)	(68,416)	(144,765)

Cash Flows from Financing Activities:
Proceeds from note payable	293,119	27,500	304,119	143,500
Repayments of note payable	(292,156)	(913)	(292,156)	(2,846)
Financing costs paid	(3,472)	(170)	(3,674)	(1,866)
Issuance of common stock	56,810	—	56,810	—
Dividends paid to common stockholders	(5,803)	(5,192)	(21,349)	(20,382)
Repurchases of common shares	—	(369)	(1,036)	(3,208)
Repurchase of common shares for minimum tax withholdings	—	—	(311)	(199)
Other offering costs paid	(2,709)	—	(2,709)	—
Net cash provided by financing activities	45,789	20,856	39,694	114,999
Net (decrease) increase in cash and cash equivalents	(4,023)	(4,712)	(1,303)	1,083
Cash and cash equivalents, beginning of period	11,828	13,820	9,108	8,025
Cash and cash equivalents, end of period	$7,805	$9,108	$7,805	$9,108

CATCHMARK TIMBER TRUST, INC. AND SUBSIDIARIES
SELECTED DATA (UNAUDITED)

	2017					2016
	Q1	Q2	Q3	Q4	YTD	Q1	Q2	Q3	Q4	YTD
Timber Sales Volume ('000 tons)
Pulpwood	291	352	388	393	1,424	336	297	363	364	1,360
Sawtimber	220	230	216	261	927	261	183	191	232	867
Total	511	582	604	654	2,351	597	480	554	596	2,227

Delivered % as of total volume	81%	72%	65%	77%	74%	60%	66%	64%	66%	64%
Stumpage % as of total volume	19%	28%	35%	23%	26%	40%	34%	36%	34%	36%

Net timber sales price ($ per ton)
Pulpwood	$13	$12	$13	$13	$13	$14	$14	$13	$13	$14
Sawtimber	$24	$24	$24	$24	$24	$24	$24	$24	$24	$24

Timberland Sales
Gross Sales(2) ('000)	$5,450	$7,953	$342	$1,023	$14,768	$8,666	$843	$1,199	$1,807	$12,515
Acres Sold	2,823	3,991	233	627	7,674	5,000	500	800	1,000	7,300
Price per acre	$1,930	$1,993	$1,468	$1,632	$1,924	$1,739	$1,687	$1,510	$1,789	$1,718

Timberland Acquisitions (1)
Gross Acquisitions(2) ('000)	$—	$20,000	$—	$51,648	$71,648	$12,170	$100,579	$—	$28,264	$141,013
Acres Acquired	—	11,000	—	19,600	30,600	8,700	51,700	—	21,500	81,900

Price per acre ($/acre)	$—	$1,813	$—	$2,633	$2,341	$1,393	$1,946	$—	$1,314	$1,721

Period End Acres ('000)
Fee	465	461	460	479	479	405	456	455	468	468
Lease	32	31	31	31	31	24	24	24	32	32
Wholly-Owned Total	497	492	491	510	510	429	480	479	500	500
Joint Venture Interest (1)	—	11	11	11	11	—	—	—	—	—
Total	497	503	502	521	521	429	480	479	500	500

(1) Includes acquisitions made by Dawsonville Bluffs, LLC, a joint venture in which CatchMark Timber Trust owns a 50% member interest and serves as the sole manager. (2) Exclusive of closing costs.